Exhibit 99.1

FOR RELEASE: Thursday, November 19, 2015

Berkeley Heights, NJ

Gainesville, GA

November 19, 2015

Authentidate Holding Corp. and AEON Clinical Laboratories

Announce Execution of Definitive Merger Agreement

Authentidate Holding Corp. (NASDAQ: ADAT) and Peachstate Health Management, LLC d/b/a AEON Clinical Laboratories today announced that they have entered into a definitive merger agreement under which privately-held AEON will merge with a wholly-owned subsidiary of Authentidate in exchange for shares of a newly created class of Series E Preferred Stock of Authentidate. The merger will create a company focused on delivering innovative technology solutions that achieve the best practices in medicine.

“Following an extensive and thorough review of strategic alternatives, we believe the proposed merger with AEON provides the opportunity for substantial returns for Authentidate shareholders,” said Ian Bonnet, Authentidate’s Chief Executive Officer and President. “By combining our technological platform with the complimentary product set and financial strength of AEON, we will be able to provide our collective customers with an expanded product set to support their patients’ healthcare management needs and enable the self-funding of future growth for the combined company. The AEON combination represents a significant opportunity for us to reach a broader base of customers with a more robust product offering that can make a marked impact on the delivery of healthcare services to a significant number of patients. We look forward to bringing this transaction to a close and we are excited about the future prospects for the combined company.”

“We believe that the combined capabilities of Aeon and Authentidate create the opportunity to make personalized medicine a reality” said Richard Hersperger. “Our solutions provide critical information to physicians which enables them to personalize medication management therapy and deliver excellence in the standard of care. We believe that this combination will benefit our customers, our shareholders, our vendors and patients.”

Details of the Proposed Transaction

Pursuant to the terms of the merger agreement, AEON will become a wholly-owned subsidiary of Authentidate and be operated as a separate entity. The members of AEON prior to the effective time of the merger will become the holders of shares of newly created class of Series E Preferred Stock of Authentidate, issuable in tranches. At the closing, the AEON members will be issued such number of shares of Series E Preferred Stock as shall be convertible into a total of 19.9% of the issued and outstanding shares of Authentidate’s common stock as of the date of the closing. Thereafter, if Authentidate obtains approval of its stockholders for the issuance of additional shares of its common stock in excess of 19.9%, it will issue to the AEON members additional shares of Series E Preferred Stock, which shall be convertible into an additional 5.0% of the issued and outstanding shares of Authentidate common stock as of the date of the closing.

Further, if AEON achieves at least $16,000,000 in EBITDA for the calendar year ending December 31, 2015, then Authentidate will issue the AEON members shares of the Series E Preferred Stock which shall be convertible into an additional 24% of Authentidate’s issued and outstanding shares of common stock as of the date of the closing. Finally, in the event AEON achieves at least $65,900,000 in EBITDA, in the aggregate, for the three calendar years ending December 31, 2016, 2017 and 2018, then Authentidate will issue the AEON members additional shares of the Series E Preferred Stock which shall be convertible into an additional 36.1% of the issued and outstanding shares of Authentidate’s common stock, subject, however, to the limit that the total number of shares of Authentidate’s common stock issuable upon conversion of all the shares of Series E Preferred Stock issued to the AEON members shall equal 85% of the issued and outstanding shares of Authentidate’s common stock on a fully-diluted basis. Additionally, the AEON members would be entitled to receive additional shares of Series E Preferred Stock in the event AEON achieves at least $100,000,000 in EBITDA, in the aggregate, for the four calendar years ending December 31, 2019, which additional shares will be convertible into an additional 5% of the issued and outstanding shares of Authentidate’s common stock on a fully diluted basis. For purposes of the transaction, “fully diluted basis” means the aggregate of all issued and outstanding shares of Authentidate’s common stock, plus the shares of common stock issuable upon exercise or conversion of any derivative security outstanding with a conversion or exercise price of $.75 or less; in each case on the close of business on the business day immediately prior to the date of the closing.

The transaction has been approved by the board of directors of both companies and the merger is expected to close by the end of the 2015 calendar year. Completion of the transaction is subject to usual and customary closing conditions for transactions of this nature. In addition, the obligations of the parties to complete the transaction are subject to additional conditions, including the receipt by Authentidate of the audited financial statements of AEON as of December 31, 2013 and as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the three years ended December 31, 2014 and unaudited financial statements for the three and nine month periods ended September 30, 2015 and the receipt by the Authentidate board of directors of a fairness opinion in form and substance satisfactory to it that the terms of the transaction are fair to Authentidate’s stockholders.

Management and Organization

The merger agreement provides that upon completion of the merger Sonny Roshan, the current Chairman of AEON, will be appointed the Chairman of the Board of the Company and Richard Hersperger, the current Chief Executive Officer of AEON, will be appointed Chief Executive Officer of the Company. Additionally, the merger agreement contemplates that the board of directors of the Company will consist of nine members and will include two representatives of the holders of Series E Preferred Stock.

Conference Call

Management will schedule a conference call after the closing of the transaction with AEON Clinical Laboratories. Details regarding the conference call will be provided at that time.

About AEON Clinical Laboratories

AEON Clinical Laboratories is a growing comprehensive and efficient clinical laboratory using state of the art testing equipment. Housed in a 28,000 square foot campus, in Gainesville, Georgia, AEON emphasizes Technology Innovation. AEON has developed proprietary methodologies that provide some of the fastest and most reliable urine and oral fluid (saliva) test results in the nation. AEON provides health care professionals with four primary tests: Medical Toxicology, Pharmacogenomics, Cancer Genetic Testing, and Molecular Biology.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

For more information, visit the company’s website at www.authentidate.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger and the expected ownership of the combined company) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control. Risks and uncertainties for Authentidate, AEON and of the combined company include, but are not limited to: inability to complete the proposed merger and other contemplated transactions; liquidity and trading market for shares prior to and following the consummation of the proposed merger; costs associated with the proposed merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to consummate the proposed merger, including our ability to file an effective proxy statements in connection with the proposed merger and other contemplated transactions; failure to obtain the necessary stockholder approvals or to satisfy other conditions to the closing of the proposed merger and the other contemplated transactions; a superior proposal being submitted to either party; uncertainties of cash flows and inability to meet working capital needs; and risks associated with the possible failure to realize certain benefits of the proposed merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Authentidate’s or AEON’s ability to control or predict.

Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC, and in other filings that Authentidate makes and will make with the SEC in connection with the proposed transactions, including the proxy statement described below under “Important Information and Where to Find It.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Additional Information and Where to Find It

The issuance of the initial tranche of the Series E Preferred Stock at the closing of the merger does not require any action of stockholders of Authentidate. In order to obtain compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2), Authentidate expects to file a proxy statement to seek stockholder approval to amend its certificate of incorporation to implement a reserve stock split of its common stock prior to January 25, 2016. Thereafter, under the terms of the merger agreement, Authentidate shall file an additional proxy statement and related material to obtain stockholder approval of the potential conversion of all of the Series E Preferred Stock issued or issuable to the AEON members.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTOR AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about the Company and AEON may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.authentidate.com under the heading “Investors / SEC Filings” or by writing to the Secretary, Authentidate Holding Corp., at 300 Connell Drive, Berkeley Heights, NJ 07922.

Authentidate and AEON and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement regarding the Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. Additional information regarding Authentidate’s directors’ and executive officers’ respective interests in Authentidate by security holdings or otherwise is set forth in Authentidate’s proxy statement relating to the 2015 annual meeting of stockholders filed with the SEC on April 17, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Authentidate Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331